Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$34,183	59,846	$0.57

Effect of dilutive securities:
Stock compensation plans	—	376

Diluted EPS:
Net income available to common stockholders	$34,183	60,222	$0.57

Second Quarter 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$72,266	59,410	$1.22

Effect of dilutive securities:
Stock compensation plans	—	526

Diluted EPS:
Net income available to common stockholders	$72,266	59,936	$1.21

Six Months 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$49,419	59,779	$0.83

Effect of dilutive securities:
Stock compensation plans	—	429

Diluted EPS:
Net income available to common stockholders	$49,419	60,208	$0.82

Six Months 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$133,614	59,332	$2.25

Effect of dilutive securities:
Stock compensation plans	—	574

Diluted EPS:
Net income available to common stockholders	$133,614	59,906	$2.23